Exhibit 99.1

OBIT/CompuDyne Director Millard Pryor Dies

    HARTFORD, Conn.--(BUSINESS WIRE)--March 2, 2005--CompuDyne Corporation (NASDAQ:CDCY), an industry leader in sophisticated security products, integration and technology for the public security markets, regretfully announces that its long time director, Millard Pryor, died from complications of surgery on March 1, 2005.
    "Mil Pryor contributed very importantly to CompuDyne's success over the years," said Martin Roenigk, Chairman and CEO. "He has been a sage counsel and advisor, and a strong supporter. His extensive management experience helped to guide us in the right direction for many years. We will sorely miss him."
    Pryor had been a director of CompuDyne since 1985. Pryor had a long and very distinguished business career, spanning from the Singer Company to the position of Chairman and CEO of Lydall Corporation, a post he held from 1972-1988. Pryor's involvement with CompuDyne dates from his start-up, with fellow director David Clark, of the Corcap Corporation in 1988, which eventually had a controlling interest in CompuDyne. Pryor, at the time of his death, was a partner of Pryor & Clark, an investment firm, and was also a director of The Hartford Funds and Infodata Systems Inc.
    Pryor's major focus in recent years has been his philanthropic activities in the Hartford, Connecticut area, primarily focused on arts and culture. He served as president of the Wadsworth Atheneum, the Connecticut Opera, the Hartford Symphony Orchestra and the Greater Hartford Arts Council as well as serving on many charitable and philanthropic boards.
    Pryor is survived by his wife, Claire, and his twin daughters, Esther Pryor and Elizabeth Bradley. A memorial service will be held March 10 at 2 p.m. in the Aetna Theater at the Wadsworth Atheneum Museum of Art.

    CONTACT: CompuDyne Corporation
             Investor Relations
             Geoffrey F. Feidelberg, 410-224-4415 ext.313 investors.relations@compudyne.com